Exhibit 99.1

PRESS RELEASE

Avon Announces Long-Term Inducement Awards to Gustavo Arnal

LONDON, May 1, 2019/PRNewswire/ -- Avon Products, Inc. (NYSE: AVP) (“Avon”) announced today that it has granted to its newly appointed Chief Financial Officer, Gustavo Arnal, inducement equity awards in connection with Mr. Arnal’s commencement of employment with Avon.  Such inducement equity awards will be made outside the terms of Avon’s 2016 Omnibus Incentive Plan, in reliance on the exemption under NYSE Listed Company Manual Rule 303A.08.

As an inducement for Mr. Arnal to join Avon, Avon has granted to Mr. Arnal long-term incentive program awards with target amounts that consist of (x) 242,340 premium-priced stock options (“Options”) to acquire shares of Avon’s common stock at a per share exercise price equal to 125% of the per share closing sales price on the date of grant, which will vest in equal annual installments over three years, (y) 221,936 performance-based restricted stock units (“PRSUs”), of which 96,936 PRSUs will vest based on service and the attainment of performance conditions over a three-year period and 125,000 PRSUs will vest based on service over a three-year period and the attainment of performance conditions over a one-year period and (z) 96,936 service-based restricted stock units (“RSUs”), which will vest based on service over a three-year period.

Upon certain qualifying terminations of Mr. Arnal’s employment, (i) a prorated portion of the RSUs will vest, (ii) a prorated portion of the PRSUs will vest (subject to satisfaction of performance measures) and (iii) any vested Options will remain exercisable for 90 days.

About Avon Products Inc.

For 130 years Avon has stood for women: providing innovative, quality beauty products which are primarily sold to women, through women.  Millions of independent sales Representatives across the world sell iconic Avon brands such as Avon Color and ANEW through their social networks, building their own beauty businesses on a full- or part-time basis.  Avon supports women’s empowerment, entrepreneurship and well-being and has donated over $1 billion to women’s causes through Avon and the Avon Foundation.  Learn more about Avon and its products at www.avonworldwide.com. #Stand4Her